Exhibit 99.1

[NEWS RELEASE LOGO]

ResCare — 10140 Linn Station Road — Louisville, Kentucky 40223-3813 — Phone: 502.394.2100 — www.rescare.com

Contact:	Nel Taylor Chief Communication Officer (502) 394-2100

$135 MILLION BANK FACILITY AND REDEMPTION OF 6% NOTES
POSITION RESCARE FOR GROWTH IN 2004

LOUISVILLE, Ky. (January 14, 2004) – ResCare (NASDAQ/NM: RSCR), the nation’s leading provider of services to persons with developmental and other disabilities and people with special needs, today announced that it had closed its previously announced $135 million senior credit facility and completed the redemption of its 6% Convertible Subordinated Notes due December 2004 (“6% Notes”) totaling $87 million.

     Bryan Shaul, ResCare’s executive vice president of finance and administration and chief financial officer, said, “We are pleased to have completed these two important transactions, which strengthen our balance sheet and the Company’s financial base. We believe that we are well positioned for 2004, and we look forward to building on the progress we made in 2003.” After completing both of these transactions, the Company has no significant debt maturities until 2008, and has approximately $60 million available funding for working capital and other growth initiatives.

     Bank One Capital Markets led the syndication for the new bank facility, which includes a $100 million revolver and a $35 million term loan. The revolver includes a $65 million sub-limit for Letters of Credit. The bank facility was closed on December 31, 2003. In December, the Company formally issued its notice to call its 6% notes which were redeemed on January 12, 2004. ResCare funded the redemption on December 31, 2003 with $22 million from the term loan and the remainder from its own cash. The balance of the term loan facility is undrawn.

     The Company will take a charge of approximately $2.5 million in the fourth quarter of 2003 related to the refinancing and redemption, including write-off unamortized debt issuance costs, premiums paid to the 6% Convertible Subordinated Notes for early redemption and costs of the consent.

     Founded in 1974, ResCare offers services to some 32,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Ky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.

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     The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company’s expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. We refer you to the discussion of those factors in our filed reports.

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